CERTIFICATE OF AMENDMENT
                             TO THE
                  CERTIFICATE OF INCORPORATION
                               OF
                  SCIENCE DYNAMICS CORPORATION

Science  Dynamics Corporation, organized and existing  under  the
General   Corporation  Laws  of  the  State  of   Delaware   (the
"Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation, at a meeting called for such purpose, duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation and calling for the submission of the proposed amendment to a vote of the stockholders of the Corporation, for their approval and adoption. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Corporation amend its certificate of incorporation so that:

          ARTICLE 4 of the certificate of incorporation shall read as follows:

          "4. The total number of shares of stock which the corporation shall have authority to issue is Twenty Five Million (25,000,000), and the par value of each of such shares is $.01, amounting in the aggregate to Two Hundred Fifty Thousand Dollars ($250,000.00)."

     SECOND:   That the holders of a majority of the  outstanding
shares of common stock of the Corporation did duly adopt said amendment proposed by the Board of Directors, at the annual meeting of shareholders held on November 7, 1996.

     THIRD:   These  amendments were duly adopted  in  accordance
with  the  provisions  of  Section 242 of  the  Delaware  General
Corporation Laws.

     IN WITNESS WHEREOF, the undersigned has caused its corporate seal to be affixed hereto and this Certificate to be executed by its President and attested by its Secretary, this 8th day of November, 1996.

                                        SCIENCE DYNAMICS CORPORATION



Attest:  Joy C. Hartman, Secretary      By:   Lyndon  A. Keele,
                                         Chairman of the Board of Directors